Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

H.B. FULLER COMPANY
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	Common Stock, par value $1.00 per share	Rules 457(c) and (h)	2,604,305(1)(2)	$63.42(3)	$165,165,023.10	$0.0001102	$18,201.19

Total Offering Amounts					$165,165,023.10		$18,201.19
Total Fee Offsets							$0.00
Net Fee Due							$18,201.19

(1)

Represents 2,500,000 shares of common stock of H.B. Fuller Company that may be offered or sold pursuant to the Second Amended and Restated H.B. Fuller Company 2020 Master Incentive Plan. Also includes 104,305 shares of common stock subject to outstanding awards that have been forfeited or cancelled from the H.B. Fuller Company 2016 Master Incentive Plan or the H.B. Fuller Company 2018 Master Incentive Plan. These shares are available for reissuance under the Second Amended and Restated H.B. Fuller Company 2020 Master Incentive Plan.

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based upon the average of the high and low prices of common stock of H.B. Fuller Company traded on the New York Stock Exchange as reported in the consolidated reporting system on June 23, 2023.